SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C/A
(RULE 14C-101)

FIRST AMENDMENT TO
SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☒	Preliminary Information Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))

☐	Definitive Information Statement

APPLIED MEDICAL DEVICES, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:

Fee previously paid with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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APPLIED MEDICAL DEVICES INC.
5528 Westcott Circle
Frederick, Maryland 21703
(301) 838-5634

April 19, 2007

Dear Stockholder:

This Information Statement is furnished to holders of shares of common stock, no par value (the "Common Stock"), of APPLIED MEDICAL DEVICES, INC.(the "Company"). We are sending you this Information Statement to inform you that on September 18, 2006, the Board of Directors of the Company unanimously adopted a resolution seeking stockholder approval to amend the Company's Articles of Incorporation to effect a reverse stock split of the Company's Common Stock. Thereafter, on September 18, 2006, pursuant to the By-Laws of the Company and Colorado Revised Statutes Sec. 7-107-104, certain principal stockholders of the Company (identified in the section entitled "Voting Securities and Principal Holders Thereof") holding 205,678,790 shares of Common Stock, representing approximately 55% of the total issued and outstanding Common Stock, adopted a resolution to authorize the Board of Directors, in its sole discretion, to effect a reverse split of the Company's Common Stock based upon a ratio of not less than one-for-800 nor more than one-for-3,400 shares at any time prior to September 18, 2007. In addition, notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

The Board of Directors believes that the proposed reverse stock split is beneficial to the Company because it provides the Company with the flexibility it needs to attract a transaction consistent with its Business Plan.

WE ARE NOT ASKING YOU FOR A PROXY AND YOUR ARE NOT REQUESTED
TO SEND US A PROXY

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of our Common Stock. The resolutions will not become effective before the date which is 20 days after this Information Statement was first mailed to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the stockholders of the Company.

This Information Statement is being mailed on or about May 1, 2007 to stockholders of record on September 1, 2006 (the "Record Date").

/s/ Thomas W. Colligan
Thomas W. Colligan, President

APPLIED MEDICAL DEVICES INC.
5528 Westcott Circle
Frederick, Maryland 21703
(301) 838-5634

________________________

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER
________________________

NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under Securities and Exchange Act of 1934, as amended, and the Colorado Revised Statutes. No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents, and no dissenters' rights under the Colorado Revised Statutes are afforded to the Company's stockholders as a result of the adoption of these resolutions.

Expenses in connection with the distribution of this Information Statement, which are anticipated to be less than $4,000.00, will be paid by the Company.

BACKGROUND

Since 1986, the Company's business plan has consisted of exploring potential targets for a business combination with the Company through a purchase of assets, share purchase or exchange, merger or similar type of transaction. In order to facilitate such a transaction, the Company's Board of Directors requires the flexibility to adjust the number of issued and outstanding shares of the Company's Common Stock to meet the requirements of any such transaction. The Board of Directors believes that it is in the best interest of the Company's stockholders and the Company for the Board to have the authority to effect a reverse stock split of the Company's common shares in order to make the Company more attractive for a potential business combination. The Board of Directors believes that stockholder approval of a range of potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to best achieve the desired results of the reverse stock split. The Board of Directors would effect a reverse stock split only upon its determination that a reverse stock split would be in the best interests of the stockholders at that time. To effect a reverse stock split, the Board of Directors would set the timing for such a split and select the specific ratio within the range approved by the stockholders.

The board’s determination of the ratio of the reverse split will be based primarily on the pro-forma capital structure of a proposed business combination with a third-party entity. The overall goal is to make the Company maximally attractive as a candidate for a business combination and to achieve the highest and best shareholder value for the current shareholders of the Company. Generally, in transactions of this type, on a pro-forma basis, the current shareholders of a shell corporation such as the Company would retain 5-15% of the shares of the Company on a post-transaction basis. Thus, the ratio applied to the reverse split would be driven by the number of shares to be allocated to the current shareholders of the target company and any shares issued to new investors. As an example, say (a) a target company is valued at $50 million on a pre-money basis and a merger transaction is based on an assumption of $5.00 per share and (b) $10 million is concurrently invested by new shareholders at a $5.00 per share valuation. As a result of this transaction, 10 million new shares would be issued to the shareholders of the target company and 2 million shares would be issued to the investors, for a total of 12 million new shares. Assuming that the Company’s current shareholders would own 10% of the Company’s shares on a post-transaction, post-money basis, they would own approximately 121,250 of the Company’s 12,121,250 pro-forma shares. In order to achieve this capital structure, the Company would need to implement a reverse split of approximately one share for each 3,084 current shares.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company's stockholders.

At this time, the Company does not have any specific current prospects for a business transaction or merger and has no agreements with any specific candidates relative thereto.

CERTAIN RISK FACTORS ASSOCIATED WITH THE REVERSE STOCK SPLIT

There can be no assurance that the total market capitalization of the Company's Common Stock (the aggregate value of all Company’s Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company's Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the Company's Common Stock outstanding before the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract or satisfy potential acquisition targets and there is no guarantee that any transaction will be effected.

A decline in the market price of the Company's Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company's Common Stock could be adversely affected following such a reverse stock split.

IMPACT OF THE PROPOSED REVERSE STOCK SPLIT IF IMPLEMENTED

If approved and effected, the reverse stock split will be realized simultaneously for all of the Company's Common Stock and the ratio will be the same for all of the Company's Common Stock. Shareholders holding fractional shares on a post-split basis will receive scrip in lieu of fractional shares (see EFFECT ON FRACTIONAL SHAREHOLDERS, below). The reverse stock split will affect all of the Company's stockholders uniformly, however, the issuance of scrip for fractional shares may affect certain stockholders' percentage ownership interests and proportionate voting power in the Company.. Shareholders who will hold less than one share of the Company’s common stock on a post-split basis will no longer be considered shareholders of the Company. It is estimated that the Company will have approximately 799 shareholders holding at least one share of the Company’s common stock following a reverse split of one for 3,400 shares. Because the number of authorized shares of the Company's Common Stock will not be reduced, the reverse stock split will increase the Board of Directors' ability to issue authorized and unissued shares without further stockholder action.

The principal effect of the reverse stock split will be that:

•
the number of shares of the Company's Common Stock issued and outstanding will be reduced from 373,977,800 shares to a range of approximately 467,472 to 109,993 shares, depending on the reverse stock split ratio determined by the Board of Directors;

•
the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into the Company's Common Stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors; and

•
based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of the Company's Common Stock, which will result in approximately the same aggregate price being required to be paid for such  options upon exercise immediately preceding the reverse stock split.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

EFFECT ON FRACTIONAL STOCKHOLDERS

In accordance with Colorado Revised Statutes section 7-106-104, the Company will issue scrip in registered or bearer form entitling the holder to receive a full share upon surrendering enough scrip to equal a full share. The scrip will become void if not exchanged for full shares within 180 days of the date of issuance of such scrip. The holder of scrip is not entitled to exercise any rights of a shareholder, including but not limited to the right to vote, to receive dividends and to participate in the assets of the Company upon liquidation.

EFFECT ON REGISTERED AND BENEFICIAL STOCKHOLDERS

Upon a reverse stock split, we intend to treat stockholders holding the Company's Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company's Common Stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

EFFECT ON REGISTERED CERTIFICATED SHARES

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Corporate Stock Transfer, Inc., as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares and scrip (if applicable) electronically in book-entry form under the direct registration system.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

AUTHORIZED SHARES

The reverse stock split would affect all issued and outstanding shares of the Company's Common Stock and outstanding rights to acquire the Company's Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Company's Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Company's Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of October 31, 2006, we had 750,000,000 shares of authorized Common Stock and 373,977,800 shares of Common Stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of the Company's Common Stock will be diluted.

ACCOUNTING MATTERS

In view of the fact that the shares of the Company’s Common Stock have no par value, as of the effective time of the reverse stock split, the stated capital attributable to the Company's Common Stock on its balance sheet will be unchanged. The per-share net income or loss and net book value of the Company's Common Stock will be restated because there will be fewer shares of the Company's Common Stock outstanding.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

If the Board of Directors decides to implement the reverse stock split at any time prior to September 18, 2007, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Colorado to amend our existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this information statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Colorado and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

NO APPRAISAL RIGHTS

Under the Colorado Revised Statutes, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table lists, as of October 31, 2006, the number of shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of the Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

The percentages below are calculated based on 373,977,800 shares of APPLIED MEDICAL DEVICES, INC. Common Stock issued and outstanding.

Name and Address of Beneficial Owner Beneficially Owned	Number of Shares Beneficially Owned (1)	Percentage of Shares

Jeffrey McGonegal, Director	9,134,037	2.44%
1905 W. Valley Vista Dr.
Castle Rock, CO 80109

Allan K. Lager, Director	9,307,229	1.95%
1040 S. Franklin
Denver, CO 80209

Fountainhead Capital Partners	205,698,790	55.00%
Limited
c/o Jordans (C.I.) Limited
P.O. Box 456
Portman House, Hue Street
St. Helier, Jersey JE4 5RP
United Kingdom

Thomas W. Colligan, President,	0	0.00%
Secretary, Treasurer, CEO, CFO
And Director
5528 Westcott Circle
Frederick, Maryland 21703

Officers and Directors
as a group (1 person)	0	0.00%

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS
TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Certificate of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company's voting stock.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

Robert L. B. Diener
Law Offices of Robert Diener
122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Telephone: (310) 396-1691

  BY ORDER OF THE BOARD OF DIRECTORS OF APPLIED MEDICAL DEVICES, INC.

EXHIBIT A

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
APPLIED MEDICAL DEVICES, INC.

Pursuant to the provisions of the Colorado Revised Statutes, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is APPLIED MEDICAL DEVICES, INC.

SECOND: The Articles of Incorporation are hereby amended by inserting the following three new paragraphs following the current text of Article FOURTH:

Upon the filing of this amendment with the office of the Secretary of State of the State of Colorado (the "Effective Date"), each [number determined by the Corporation's Board of Directors] shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into one share of Common Stock. No fractional interests in shares shall be issued. In accordance with Colorado Revised Statutes section 7-106-104, the Company will issue scrip in registered or bearer form entitling the holder to receive a full share upon surrendering enough scrip to equal a full share. The scrip will become void if not exchanged for full shares within 180 days of the date of issuance of such scrip. The holder of scrip is not entitled to exercise any rights of a shareholder, including but not limited to the right to vote, to receive dividends and to participate in the assets of the Company upon liquidation.

From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. Each Share of Common Stock shall continue to have no par value after the reverse Stock Split.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

THIRD: The number of shares of the Corporation outstanding at the time of such adoption was 373,977,800 shares of Common Stock no par value and the number of shares entitled to vote thereon was 373,977,800.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

None.

FIFTH: In accordance with Section 7-107-104 of the Colorado Revised Statutes, 205,678,790 shares, comprising a majority of the outstanding stock of each class entitled to vote thereon as a class, approved the foregoing amendment. The Corporation's directors took action to authorize this amendment pursuant to authority granted by certain principal stockholders of the Corporation pursuant to the By-Laws of the Company and Colorado Revised Statutes Section 7-107-104. The resolutions adopted by the Board of Directors which set forth the foregoing amendment, declared that this amendment is advisable and consistent with the authority granted by the Corporation's shareholders.

SIXTH: The number of shares of each class entitled to vote thereon as a class for and against the amendment was:

None.

SEVENTH: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows: A [number determined by the Corporation's Board of Directors] for one stock split will be effected subsequent to the filing of this Amendment.

EIGHTH: The manner in which such amendments effect a change in the amount of stated capital, and the amount of stated capital as changed by such amendments, are as follows:

No change in the stated capital of the Corporation shall be effected subsequent to the filing of this amendment.

Dated this ___ day of _____________, 20__.

APPLIED MEDICAL DEVICES, INC.

BY:____________________________
Thomas W. Colligan, President

Attest:

______________________________
Thomas W. Colligan, Secretary

STATE OF MARYLAND	)
)
COUNTY OF __________	)

I, _________________________, a Notary Public in and for said County and State, certify that Thomas W. Colligan, who is personally known to me to be the person whose name is subscribed to the foregoing Amendment of the Articles of Incorporation of Applied Medical Devices, Inv., appeared before me this day in person and acknowledged that he signed and delivered this said instrument in writing as his true and voluntary act and deed for the purposes and uses set forth.

Given under my hand this _____ day of ____________, 20__.

My commission expires:__________________________________

____________________________
Notary Public

____________________________
Address